Exhibit 10.1

EXECUTION COPY

U.S. $1,000,000,000

FIXED RATE TERM LOAN CREDIT AGREEMENT

Dated as of August 12, 2024

Among

HONEYWELL INTERNATIONAL INC.,

as Company,

and

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

and

BOFA SECURITIES, INC.,

as Sole Lead Arranger and Sole Bookrunner

SCHEDULES

Schedule I - Commitments

Schedule 9.02 - Agent’s Office; Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Note

Exhibit B	Form of Notice of Borrowing

Exhibit C	Form of Assignment and Assumption

Exhibit D	Form of Opinion of the General Counsel or an Assistant General Counsel of the Company

FIXED RATE TERM LOAN CREDIT AGREEMENT

Dated as of August 12, 2024

HONEYWELL INTERNATIONAL INC., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (the “Administrative Agent”) for the Lenders (as hereinafter defined), hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.

As used in this Agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance by a Lender to the Company as part of a Borrowing.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders.

“Anti-Corruption Laws” means all anti-bribery or anti-corruption laws and government rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries.

“Applicable Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its Applicable Lending Office.

“Applicable Rate” means a rate per annum equal to 4.370%.

“Arranger” means BofA Securities, Inc.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowing” means a borrowing consisting of simultaneous Advances made by each of the Lenders pursuant to Section 2.01.

“Bribery Act” means the United Kingdom Bribery Act of 2010.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the applicable Agent’s Office is located.

“Change of Control” means that (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “Act”)) (other than the Company, any Subsidiary of the Company or any savings, pension or other benefit plan for the benefit of employees of the Company or its Subsidiaries) which theretofore beneficially owned less than 50% of the Voting Stock of the Company then outstanding shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Act) of 50% or more in voting power of the outstanding Voting Stock of the Company or (ii) during any period of twelve consecutive calendar months commencing at the Effective Date, individuals who at the beginning of such twelve-month period were directors of the Company shall cease to constitute a majority of the board of directors of the Company, except to the extent individuals who at the beginning of such twelve month period were replaced by individuals (x) whose election or nomination to the board was approved by a majority of the remaining board members at the time of such election or nomination or (y) who were nominated by a majority of the remaining board members at the time of such nomination and subsequently elected as directors by shareholders of the Company.

“Commitment” means as to any Lender (i) for purposes of determining the amount to be funded on the Effective Date, the Dollar amount set forth opposite its name on Schedule I hereto under the caption “Commitment” or (ii) for all other purposes hereunder, the aggregate principal amount of Advances owing to such Lender as set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.06(c) as such Lender’s Commitment, in each case as the same may be terminated or reduced, as the case may be, as set forth herein, including pursuant to Section 2.06.

“Competitor” means a Person primarily engaged in the product and service areas of aerospace, home and building technologies, performance materials and technologies or safety and productivity solutions, as described under the heading “Competition” in the Company’s annual report on Form 10-K for the most recent fiscal year ended.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiary” means, at any time, any Subsidiary the accounts of which are required at that time to be included on a Consolidated basis in the Consolidated financial statements of the Company, assuming that such financial statements are prepared in accordance with GAAP.

“Debt” means, with respect to any Person: (i) indebtedness of such Person, which is not limited as to recourse to such Person, for borrowed money (whether by loan or the issuance and sale of debt securities) (ii) obligations of such Person for the deferred (for 90 days or more) purchase or acquisition price of property or services (other than trade payables incurred in the ordinary course of such Person’s business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term “Debt” so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained); (iii) indebtedness or obligations of others secured by a lien, charge or encumbrance on property of such Person whether or not such Person shall have assumed such indebtedness or obligations; (iv) obligations of such Person in respect of drawn and unreimbursed letters of credit (other than performance letters of credit, except to the extent backing an obligation of any Person which would be Debt of such Person and provided that any unreimbursed amount under commercial letters of credit shall not be counted as Debt until three (3) Business Days after such amount is drawn)), acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (v) obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, subject to the GAAP accounting principles in Section 1.03 hereof; and (vi) all guarantees of such Person in respect to the Debt of the kind referred to in clauses (i) through (v) above.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means at any time, subject to Section 2.18(c), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, unless such Lender notifies the Administrative Agent and the Company in writing that such failure to comply is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) any Lender that has notified the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally or that has notified, or whose Parent Company has notified, the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally (unless such writing or public statement relates to such Lenders’ obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.18(c)) upon notification of such determination by the Administrative Agent to the Company and the Lenders.

“Disqualified Institution” means, on any date, (a) any Person designated by the Company as a “Disqualified Institution” by written notice delivered to the Administrative Agent not less than two Business Days prior to the date hereof, (b) any other Person that is a Competitor of the Company or any of its Subsidiaries, which Person has been designated by the Company as a “Disqualified Institution” in writing to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than two Business Days prior to such date but which designation shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional Advances or participations, and (c) Affiliates of the persons identified pursuant to clauses (a) or (b) that are identified in writing by the Company to the Administrative Agent (other than Affiliates that are bona fide debt funds); provided that “Disqualified Institutions” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dollars” and the “$” sign each mean lawful money of the United States of America.

“DQ List” has the meaning specified in Section 9.06(g)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of any Person described in clause (a) above or (c) any entity established in an EEA Member Country that is a subsidiary of any Person described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (any Person that meets the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.06(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person’s controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” with respect to any Person means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to a Plan of such Person or any of its ERISA Affiliates within the following 30 days, and the contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of such Plan is required under Section 4043(b)(3) of ERISA (taking into account Section 4043(b)(2) of ERISA) to notify the PBGC that the event is about to occur; (b) the application for a minimum funding waiver with respect to a Plan of such Person or any of its ERISA Affiliates; (c) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan in a distress termination pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan of such Person or any of its ERISA Affiliates; (g) the determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow” means an escrow established with an independent escrow agent pursuant to an escrow agreement reasonably satisfactory in form and substance to the Person or Persons asserting the obligation of the Company to make a payment to it or them hereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, or any amended or successor version to the extent substantively comparable thereto, any current or future regulations or official interpretations thereof, any similar provision of law applicable under any intergovernmental agreement pursuant to the foregoing, or any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States, any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding or a Bail-In Action, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender Insolvency Event shall not result solely by virtue of the ownership or acquisition of any equity interest in such Person by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Person.

“Lenders” means, collectively, (i) Initial Lenders and (ii) each Eligible Assignee that shall become a party hereto pursuant to Section 9.06.

“Lien” means any lien, mortgage, pledge, security interest or other charge or encumbrance of any kind.

“Loan Document” means, collectively, this Agreement, each Note and each Assignment and Assumption.

“Majority Lenders” means at any time Lenders holding more than 50% of the then aggregate principal amount of the Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time the Commitments of such Lender at such time.

“Material Adverse Change” means any material adverse change in the financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any Note or (c) the ability of the Company to perform its obligations under this Agreement or any Note.

“Material Subsidiary” means, as of any date of determination, any Consolidated Subsidiary of the Company (i) whose revenues are greater than 10% of the consolidated revenues of the Company and its Subsidiaries for the most recent fiscal year of the Company for which financial statements are available or (ii) the book value of whose assets is greater than 10% of the book value of the total consolidated assets of the Company and its Subsidiaries as of the end of such fiscal year, in each case determined in accordance with GAAP.

“Maturity Date” means the earlier of (a) August 12, 2027 and (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or Section 6.01 or, if all Lenders elect to terminate their Commitments as provided therein, Section 2.06(d). If any Maturity Date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Multiemployer Plan” of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person or any of its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Tangible Assets of the Company and its Consolidated Subsidiaries”, as at any particular date of determination, means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, as set forth in the most recent balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with GAAP. For purposes of covenant compliance, with respect to any transaction, if such transaction was permitted under this Agreement based on the calculation of Net Tangible Assets of the Company and its Consolidated Subsidiaries as of the date of such transaction, such transactions shall not constitute a Default or an Event of Default due to the fact that the applicable test is not met in any subsequent period.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of the Company payable to any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Company to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning specified in Section 9.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate Commitments at such time and (b) such amount.

“Register” has the meaning specified in Section 9.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Rescindable Amount” has the meaning specified in Section 2.13(e).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Property” means (a) any property of the Company located within the United States of America that, in the opinion of the Company’s board of directors, is a principal manufacturing property or (b) any shares of capital stock or Debt of any Subsidiary owning any such property.

“Sanctioned Country” means, at any time, a country, region or territory which is the target of any comprehensive (but not list based) Sanctions that broadly prohibit dealings with such country, region or territory (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine and non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, Canada, the European Union or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country to the extent such Person is subject to Sanctions or (c) any Person controlled or more than 50 percent owned by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, Canada, the European Union or His Majesty’s Treasury of the United Kingdom.

“SEC” has the meaning specified in Section 5.01(h)(iii).

“Single Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Threatened” means, with respect to any action, suit, investigation, litigation or proceeding, a written communication to the Company expressing an intention to immediately bring such action, suit, investigation, litigation or proceeding.

“Treasury Rate” means, with respect to any prepayment date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Administrative Agent in consultation with the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the prepayment date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities- Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Administrative Agent shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the prepayment date to the Maturity Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life and shall interpolate to the Maturity Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the prepayment date.

If on the third business day preceding the prepayment date H.15 TCM is no longer published, the Administrative Agent shall calculate the Treasury Rate based on the rate per annum equal to the quarterly equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such prepayment date of the United States Treasury security maturing on, or with a maturity that is closest to the Maturity Date. If there is no United States Treasury security maturing on the Maturity Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Maturity Date, one with a maturity date preceding the Maturity Date and one with a maturity date following the Maturity Date, the Administrative Agent shall select the United States Treasury security with a maturity date preceding the Maturity Date. If there are two or more United States Treasury securities maturing on the Maturity Date for such series of notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Administrative Agent shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the quarterly yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed, and all financial computations and determinations pursuant hereto shall be made, in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”); provided, however, that, if any changes in accounting principles from those used in the preparation of such financial statements have been required by the rules, regulations, pronouncements or opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and have been adopted by the Company with the agreement of its independent certified public accountants, the Lenders agree to consider a request by the Company to amend this Agreement to take account of such changes.

SECTION 1.04. Other Interpretive Provisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, shall be deemed to apply to a division under Delaware law (or any comparable event under a different jurisdiction’s laws) of or by a limited liability company, or a division of assets to a series of a limited liability company (or the unwinding of such a division) (whether pursuant to a “plan of division” or similar arrangement), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, as applicable, to, of or with a separate Person. Any such division of a limited liability company shall constitute a separate Person hereunder (and each such division of any limited liability company that is a Subsidiary shall also constitute such a Person or entity).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make an Advance to the Company on the Effective Date in an amount not to exceed such Lender’s Commitment. Each Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances made on the same day by the Lenders ratably according to their respective Commitments. Amounts borrowed under this Section 2.01 and prepaid may not be reborrowed.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 9:00 A.M. (New York City time) on the day of the proposed Borrowing by the Company to the Administrative Agent, which shall give to each Lender prompt notice thereof in accordance with Section 9.02(b). Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic mail or such other means in accordance with Section 9.02(a), substantially in the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing and (ii) aggregate amount of such Borrowing. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Agent’s Office, in same day funds, such Lender’s ratable portion (as determined in accordance with Section 2.01) of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Company at the Administrative Agent’s aforesaid address.

(b) [reserved].

(c) Each Notice of Borrowing shall be irrevocable and binding on the Company.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (x) in the case of the Company, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (y) in the case of such Lender, the greater of (1) the Federal Funds Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [Reserved].

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. Termination or Reduction of the Commitments. (a) [reserved].

(b) Non-Ratable Termination by Assignment. The Company shall have the right, upon at least ten Business Days’ written notice to the Administrative Agent (which shall then give prompt notice thereof to the relevant Lender), to require any Lender (including any Defaulting Lender) to assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Event of Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender all accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under Section 2.11 and Section 9.04 and any indemnification for Taxes under Section 2.14) as of the effective date of such assignment; and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment; provided further that the Company shall have no right to replace more than three Non-Defaulting Lenders in any calendar year pursuant to this Section 2.06(b); and provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

(c) [reserved].

(d) Termination by a Lender. In the event that a Change of Control occurs, each Lender may, by notice to the Company and the Administrative Agent given not later than 50 calendar days after such Change of Control, terminate its Commitment, which Commitment shall be terminated effective as the date that is 60 calendar days after such Change of Control. Upon the occurrence of a Change of Control, the Company’s right to make a Borrowing under this Agreement shall be suspended for a period of 60 calendar days. A notice of termination pursuant to this Section 2.06(d) shall not have the effect of accelerating any outstanding Advance of such Lender and the Notes of such Lender except as provided in the definition of Maturity Date.

SECTION 2.07. Repayment of Advances. The Company shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of the Advances then outstanding.

SECTION 2.08. Interest on Advances. (a) Scheduled Interest. The Company shall pay interest on the unpaid principal amount of each Advance from the date of such Advance, until such principal amount shall be paid in full, at the Applicable Rate, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Advance shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Company shall pay interest on (i) the unpaid principal amount of each Advance owing by the Company to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest or other amount payable hereunder by the Company that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above.

SECTION 2.09. [Reserved].

SECTION 2.10. Optional Prepayments of Advances. (a) Optional Prepayments. The Company may, upon notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of such proposed prepayment, and, if such notice is given, the Company shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with, in the case of any prepayment made after the second anniversary of the Effective Date, accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Make Whole Premium. In the case of any prepayment of Advances on or before the second anniversary of the Effective Date, such prepayment shall be equal to the greater of:

(1)

(x) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the prepayment date (assuming that such Advances matured on the scheduled Maturity Date) on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 10 basis points less (y) interest accrued to the date of prepayment; provided that the amount calculated in accordance with this clause (1) shall not exceed 101% of the aggregate principal amount of the Advances to be prepaid, and

(2)	100% of the principal amount of the Advances to be prepaid,

plus, in either case, accrued and unpaid interest thereon to the date of prepayment.

In the case of any prepayment of Advances after the second anniversary of the Effective Date, no such make whole premium described in this subclause (b) shall apply.

SECTION 2.11. Increased Costs. (a) [reserved].

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, this Section 2.11(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy or liquidity issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.

(c) Any Lender claiming any additional amounts payable pursuant to this Section 2.11 shall, upon the written request of the Company delivered to such Lender and the Administrative Agent, assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender any all accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under this Section 2.11, and any indemnification for Taxes under Section 2.14) as of the effective date of such assignment and (iv) if the assignee selected by the Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment; provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Company of the change or circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the change or circumstance giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision in this Section, no Lender shall demand compensation for any increased cost pursuant to this Section 2.11 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements; provided that no Lender shall be required to disclose any confidential or proprietary information in respect of such demand.

SECTION 2.12. [Reserved].

SECTION 2.13. Payments and Computations. (a) The Company shall make each payment hereunder and under any Notes not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the applicable Agent’s Office in same day funds without set-off, counterclaim or deduction of any kind. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal and interest ratably (other than amounts payable pursuant to Section 2.06(b), 2.11 or 2.14) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.06(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Company has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Company (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.14. Taxes. (a) Except as otherwise provided in this Section 2.14, any and all payments by or on behalf of the Company hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, (A) net income taxes imposed by the United States or any State thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and (B) any United States withholding taxes resulting from FATCA and, (ii) in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c) The Company shall indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Company shall not be obligated to pay any amounts in respect of penalties, interest or expenses pursuant to this paragraph that are payable solely as a result of (i) the failure on the part of the pertinent Lender or Agent to pay over those amounts received from the Company under this clause (c) or (ii) the gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction, on the part of the pertinent Lender or Agent. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. Each Lender agrees to provide reasonably prompt notice to the Administrative Agent and the Company of any imposition of Taxes or Other Taxes against such Lender; provided that failure to give such notice shall not affect such Lender’s rights to indemnification hereunder. Each Lender agrees that it will, promptly upon a request by the Company, furnish to the Company such evidence as is reasonably available to such Lender as to the payment of the relevant Taxes or Other Taxes, and that it will, if requested by the Company, cooperate with the Company in its efforts to obtain a refund or similar relief in respect of such payment.

(d) Within 30 days after the date of any payment of Taxes by the Company under subsection (a) above, the Company shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Company through an account or branch outside the United States or by or on behalf of the Company by a payor that is not a United States person, if the Company determines that no Taxes are payable in respect thereof, the Company shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender and on the date it changes its Applicable Lending Office in the case of any Lender, and from time to time thereafter as requested in writing by the Company (unless a change in law renders such Lender unable lawfully to do so), shall provide the Administrative Agent and the Company with two original Internal Revenue Service forms W-8ECI, W-8BEN or W-8BEN-E, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. In addition, each Lender further agrees to provide the Company with any form or document as the Company may reasonably request which is required by any taxing authority outside the United States in order to secure an exemption from, or reduction in the rate of, withholding tax in such jurisdiction, if available to such Lender. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement or changes its Applicable Lending Office indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, in the case of a Lender that initially becomes a party to this Agreement pursuant to an assignment in accordance with Section 9.06 or a Lender that undertakes a change in its Applicable Lending

Office, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable on the date of such assignment or change with respect to the assignee Lender or Lender after the change in Applicable Lending Office, but only to the extent of United States withholding tax included in Taxes, if any, applicable on the date of such assignment or change with respect to the assignor Lender or Lender prior to such change in Applicable Lending Office. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8ECI, W-8BEN or W-8BEN-E, that a Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

(ii) In addition, if a payment made to a Lender hereunder or under the Notes would be subject to United States withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f) For any period with respect to which a Lender has failed to provide the Company with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) If the Company is required to pay any additional amount to any Lender or to the Administrative Agent or on behalf of any of them to any taxing authority pursuant to this Section 2.14, such Lender shall, upon the written request of the Company delivered to such Lender and the Administrative Agent, assign, pursuant to and in accordance with the provisions of Section 9.06, all of its rights and obligations under this Agreement and under the Notes to an Eligible Assignee selected by the Company; provided, however, that (i) no Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Lender the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Lender; (iii) the Company shall have paid to the assigning Lender all accrued and unpaid amounts owing to such Lender under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under Section 2.11 and any indemnification for Taxes under this Section 2.14) as of the effective date of such assignment; and (iv) if the assignee selected by the

Company is not an existing Lender, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.06(b) for such assignment; provided further that the assigning Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, if any, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.06(b), 2.11 or 2.14 in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, if any) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.

SECTION 2.16. Use of Proceeds. The proceeds of the Advances shall be available (and the Company agrees that it shall use such proceeds) for general corporate purposes of the Company and its Subsidiaries. The Company will not request any Borrowing, and neither the Company nor its Subsidiaries shall use, and the Company shall use commercially reasonable efforts to procure that it and its Subsidiaries’ respective directors, officers and employees, in each case when acting on behalf of the Company or its Subsidiaries shall not use, the proceeds of any Borrowing (i) in furtherance of a corrupt offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of material value, to any Person in a manner which constitutes (x) a violation of the Bribery Act, (y) a violation of the FCPA or (z) a material violation of any other Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (unless such activity, business or transaction would not result in a violation of applicable Sanctions by any party hereto), or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Company agrees that upon request of any Lender to the Company (with a copy of such notice to the Administrative Agent) that such Lender receive a Note to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Company shall promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the Commitment of such Lender.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.06(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Company hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Company to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Company under this Agreement.

SECTION 2.18. Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest or other amounts received by the Administrative Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

  (b) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.18, performance by the Company of its obligations shall not be excused or otherwise modified, as a result of the operation of this Section 2.18. The rights and remedies against a Defaulting Lender under this Section 2.18 are in addition to any other rights and remedies which the Company, the Administrative Agent or any other Lender may have against such Defaulting Lender.

  (c) If the Company and the Administrative Agent agree in writing that in their reasonable determination a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Ratable Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. The obligation of the Lenders to make Advances in accordance with Section 2.01 shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

  (a) There shall have occurred no Material Adverse Change since December 31, 2023, except as otherwise publicly disclosed prior to the date hereof.

  (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or to the knowledge of the Company Threatened before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect, except as disclosed in public filings prior to the date hereof or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note of the Company or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Company or any of its Material Subsidiaries, of the matters disclosed in public filings prior to the date hereof.

  (c) The Company shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders in respect of this Agreement.

  (d) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

  (e) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

(i) The Notes of the Company to the Lenders to the extent requested by any Lender pursuant to Section 2.17.

(ii) Certified copies of the resolutions of the board of directors of the Company approving this Agreement and any Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

(iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes of the Company and the other documents to be delivered hereunder.

(iv) A favorable opinion of the General Counsel or an Assistant General Counsel of the Company, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(v) Such other approvals, opinions or documents as any Lender, through the Administrative Agent, may reasonably request.

  (f) The Administrative Agent shall have received counterparts of this Agreement executed by the Company and each of the Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Agreement.

SECTION 3.02. [Reserved].

SECTION 3.03. Conditions Precedent to Each Borrowing . The obligation of each Lender to make an Advance shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Company of the proceeds of such Borrowing shall constitute a representation and warranty by the Company that on the date of such Borrowing such statements are true):

  (i) the representations and warranties of the Company contained in Section 4.01 (except, in the case of a Borrowing, the representations set forth in the last sentence of subsection (e) thereof and in subsections (f), (h)-(l) and (n) thereof) are correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

  (ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Lender through the Administrative Agent may reasonably request.

SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

  (b) The execution, delivery and performance by the Company of this Agreement and the Notes of the Company, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (i) cause or constitute a violation of any provision of law or regulation, (ii) cause or constitute a violation of any provision of the Certificate of Incorporation or By-Laws of the Company or (iii) result in the breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any of the properties, revenues, or assets of the Company pursuant to, any indenture or other agreement or instrument to which the Company is a party or by which the Company or its property may be bound or affected, except in the case of clauses (i) and (iii) where such violation would not be reasonably expected to have a Material Adverse Effect.

  (c) No authorization, consent, approval (including any exchange control approval), license or other action by, and no notice to or filing or registration with, any Governmental Authority, administrative agency or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes of the Company.

  (d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes of the Company when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

  (e) The Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2023, and the related Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended (together with the notes to the financial statements of the Company and its Consolidated Subsidiaries and the Consolidated statements of cash flows of the Company and its Consolidated Subsidiaries), accompanied by an opinion of one or more nationally recognized firms of independent public accountants, copies of which have been furnished to each Lender, are materially complete and correct, and fairly present the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, except as otherwise noted therein; the Company and its Consolidated Subsidiaries do not have on such date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such balance sheet or the notes thereto as at such date. No Material Adverse Change has occurred since December 31, 2023, except as otherwise publicly disclosed prior to the date hereof.

  (f) There is no action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, pending or to the knowledge of the Company Threatened affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect (other than as disclosed in public filings prior to the date hereof), or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on the Company or any of its Material Subsidiaries, of the matters disclosed in public filings prior to the date hereof.

  (g) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Company or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

  (h) The Company and each wholly owned direct Subsidiary of the Company have, in the aggregate, met their minimum funding requirements under ERISA with respect to their Plans in all material respects and have not incurred any material liability to the PBGC, other than for the payment of premiums, in connection with such Plans.

  (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Company or any of its ERISA Affiliates that has resulted in or is reasonably likely to result in a material liability of the Company or any of its ERISA Affiliates.

  (j) Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan of the Company or any of its ERISA Affiliates, copies of which have been filed with the United States Department of Labor (and which will be furnished to any Lender through the Administrative Agent upon the request of such Lender through the Administrative Agent to the Company), are complete and accurate in all material respects and fairly present in all material respects the funding status of such Plans at such date, and since the date of each such Schedule SB there has been no material adverse change in funding status.

  (k) Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any Withdrawal Liability to any Multiemployer Plan in an annual amount exceeding 6% of Net Tangible Assets of the Company and its Consolidated Subsidiaries.

  (l) No Multiemployer Plan is, or is reasonably expected to be, in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or to be in “endangered” or “critical” status, in any such case, which might reasonably be expected to result in a liability of the Company in an amount in excess of $500,000,000.

  (m) The Company is not, and immediately after the application by the Company of the proceeds of each Advance will not be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

  (n) To the best of the Company’s knowledge, the operations and properties of the Company and its Subsidiaries taken as a whole comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been applied for or have been obtained and are in effect for the operations and properties of the Company and its Subsidiaries and the Company and its Subsidiaries are in compliance in all material respects with all such Environmental Permits. To the best of the Company’s knowledge no circumstances exist that would be reasonably likely to form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that would have a Material Adverse Effect.

  (o) The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers and employees, in each case, when acting on behalf of the Company or its Subsidiaries with Anti-Corruption Laws, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company, its directors, in each case, when acting on behalf of the Company and its Subsidiaries, are in compliance with Anti-Corruption Laws in all material respects.

  (p) The Company has implemented and maintains in effect policies and procedures designed to promote compliance by the Company and its Subsidiaries with applicable Sanctions, and the Company and its Subsidiaries are in compliance with applicable Sanctions in all material respects. None of the Company, its Subsidiaries, or any of their respective officers or directors are Sanctioned Persons.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

  (a) Compliance with Laws, Etc. Comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws as provided in Section 5.01(j), if failure to comply with such requirements would have a Material Adverse Effect, and maintain in effect and enforce policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, and employees, in each case when acting on behalf of the Company or its Subsidiaries in all material respects with Anti-Corruption Laws and applicable Sanctions.

  (b) Payment of Taxes, Etc. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or on its income or profits or upon any of its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings, as to which appropriate reserves are being maintained or the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

  (c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

  (d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence and all its rights (charter and statutory) privileges and franchises; provided, however, that the Company may consummate any merger, consolidation or sale of assets permitted under Section 5.02(b); and provided, further, that the Company shall not be required to preserve any right, permit, license, approval, privilege or franchise if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

  (e) Visitation Rights. At any reasonable time and from time to time upon reasonable notice but not more than once a year unless an Event of Default has occurred and is continuing, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company, and to discuss the affairs, finances and accounts of the Company with any of its officers or directors and with their independent certified public accountants.

  (f) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with generally accepted accounting principles in effect from time to time.

  (g) Maintenance of Properties, Etc. Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, that the Company shall not be required to maintain or preserve any property if the failure to maintain or preserve such property shall not have a Material Adverse Effect.

  (h) Reporting Requirements. Furnish to the Administrative Agent (with a copy for each Lender) and the Administrative Agent shall promptly forward the same to the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and a Consolidated statement of income and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures as of the corresponding date and for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company, subject, however, to year-end auditing adjustments, which certificate shall include a statement that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year setting forth in each case in comparative form the corresponding figures as of the close of and for the preceding fiscal year, all in reasonable detail and accompanied by an opinion of independent public accountants of nationally recognized standing, as to said financial statements and a certificate of the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company stating that such officer has no knowledge, except as specifically stated, of any condition, event or act which constitutes a Default;

(iii) copies of the Forms 8-K and 10-K reports (or similar reports) which the Company is required to file with the Securities and Exchange Commission of the United States of America (the “SEC”), promptly after the filing thereof;

(iv) copies of each annual report, quarterly report, special report or proxy statement mailed to substantially all of the stockholders of the Company, promptly after the mailing thereof to the stockholders;

(v) promptly and in any event within three Business Days, notice of the occurrence of any Default of which the principal financial officer, principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company shall have knowledge;

(vi) as soon as available and in any event within 15 Business Days after the Company or any of its ERISA Affiliates knows or has reason to know that any ERISA Event involving liability of at least $500,000,000 has occurred, a statement of a senior officer of the Company with responsibility for compliance with the requirements of ERISA describing such ERISA Event and the action, if any, which the Company or such ERISA Affiliate proposes to take with respect thereto;

(vii) at the request of any Lender, promptly after the filing thereof with the Internal Revenue Service, copies of Schedule SB (Actuarial Information) to each annual report (Form 5500 series) filed by the Company or any of its ERISA Affiliates with respect to each Plan;

(viii) promptly after receipt thereof by the Company or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(ix) promptly after such request, such other documents and information relating to any Plan as any Lender may reasonably request from time to time;

(x) promptly and in any event within 15 Business Days after receipt thereof by the Company or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) (x) the imposition of Withdrawal Liability in an amount in excess of $500,000,000 with respect to any one Multiemployer Plan or in an aggregate amount in excess of $500,000,000 with respect to all such Multiemployer Plans within any one calendar year or (y) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan that has resulted or might reasonably be expected to result in Withdrawal Liability in an amount in excess of $500,000,000 or of all such Multiemployer Plans that has resulted or might reasonably be expected to result in Withdrawal Liability in an aggregate amount in excess of $500,000,000 within any one calendar year and (B) the amount of liability incurred, or that may be incurred, by the Company or any of its ERISA Affiliates in connection with any event described in such subclause (x) or (y);

(xi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company of the type described in Section 4.01(f); and

(xii) from time to time such further information respecting the financial condition and operations of the Company and its Subsidiaries as any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 5.01(h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet or at www.sec.gov, (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are filed with the SEC on EDGAR; provided, that, in each case, the Company shall promptly notify the Administrative Agent (by facsimile or electronic mail) of the posting or filing of any such documents.

  (i) Authorizations. Obtain, at any time and from time to time all authorizations, licenses, consents or approvals (including exchange control approvals) as shall now or hereafter be necessary or desirable under applicable law or regulations in connection with its making and performance of this Agreement and, upon the request of any Lender, promptly furnish to such Lender copies thereof.

  (j) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

  (k) Change of Control. If a Change of Control shall occur, within ten calendar days after the occurrence thereof, provide the Administrative Agent with notice thereof, describing therein in reasonable detail the facts and circumstances giving rise to such Change of Control.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

  (a) Liens, Etc. Issue, assume or guarantee, or permit any of its Subsidiaries owning Restricted Property to issue, assume or guarantee, any Covenant Debt (as defined below) secured by Liens on or with respect to any Restricted Property without effectively providing that its obligations to the Lenders under this Agreement and any of the Notes shall be secured equally and ratably with such Covenant Debt so long as such Covenant Debt shall be so secured, except that the foregoing shall not apply to:

(i) Liens affecting property of the Company or any of its Subsidiaries existing on the Effective Date or of any Person existing at the time it becomes a Subsidiary of the Company or at the time it is merged into or consolidated with the Company or a Subsidiary of the Company;

(ii) Liens on property of the Company or its Subsidiaries existing at the time of acquisition thereof or incurred to secure the payment of all or part of the purchase price thereof or to secure Covenant Debt incurred prior to, at the time of or within 24 months after acquisition thereof for the purpose of financing all or part of the purchase price thereof;

(iii) Liens on property of the Company or its Subsidiaries (in the case of property that is, in the opinion of the board of directors of the Company, substantially unimproved for the use intended by the Company) to secure all or part of the cost of improvement thereof, or to secure Covenant Debt incurred to provide funds for any such purpose;

(iv) Liens which secure only Covenant Debt owing by a Subsidiary of the Company to the Company or to another Subsidiary of the Company;

(v) Liens in favor of the United States of America, any State, any foreign country, or any department, agency, instrumentality, or political subdivisions of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Covenant Debt incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject thereto, including, without limitation, Liens to secure Covenant Debt of the pollution control or industrial revenue bond type; or

(vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (v) inclusive of any Covenant Debt secured thereby, provided that the principal amount of Covenant Debt secured thereby shall not exceed the principal amount of Covenant Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or part of the property which secured the Lien extended, renewed or replaced (plus improvements on such property);

provided, however, that, the Company and any one or more Subsidiaries owning Restricted Property may issue, assume or guarantee Covenant Debt secured by Liens which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Covenant Debt of the Company and its Subsidiaries owning Restricted Property that would otherwise be subject to the foregoing restrictions (not including Covenant Debt permitted to be secured under clause (i) through (vi) above), does not at the time such Liens are incurred, exceed 10% of the Net Tangible Assets of the Company and its Consolidated Subsidiaries; and provided further that the following type of transaction, among others, shall not be deemed to create Covenant Debt secured by Liens: Liens required by any contract or statute in order to permit the Company or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States of America, any foreign country or any department, agency or instrumentality of any of the foregoing jurisdictions.

As used in this Section 5.02(a), “Covenant Debt” means Debt of the type described in clause (i) of the definition thereof.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; provided, however, that the Company may merge or consolidate with any other Person so long as the Company is the surviving corporation and so long as no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

  (a) The Company shall fail to pay: (i) any principal of any Advance when the same becomes due and payable; (ii) any interest on any Advance payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or (iii) any other amounts payable under this Agreement or any Notes within 30 days after the same becomes due and payable other than those amounts the liabilities for which are being contested in good faith by the Company and which have been placed in Escrow by the Company; or

  (b) Any representation or warranty made (or deemed made) by the Company (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made (or deemed made); or

  (c) (i) The Company shall fail to perform or observe Section 5.01(h)(v), (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in Section 5.02(a) and such failure shall remain unremedied for a period of 30 days after any Lender shall have given notice thereof to the Company (through the Administrative Agent), or (iii) the Company shall fail to perform or to observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for a period of 30 days after any Lender shall have given notice thereof to the Company or any of the principal financial officer, the principal accounting officer, the Vice-President and Treasurer or an Assistant Treasurer of the Company first has knowledge of such failure; or

  (d) (i) The Company or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (other than Debt owed to the Company or its Subsidiaries or Affiliates) that is outstanding in a principal amount of at least $500,000,000 in the aggregate (but excluding Debt outstanding hereunder and Debt owed by such party to any bank, financial institution or other institutional lender to the extent the Company or any Material Subsidiary has deposits with such bank, financial institution or other institutional lender sufficient to repay such Debt) of the Company or such Material Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but not where laws or regulations bar said payment), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt, or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that, for purposes of this Section 6.01(d), in the case of (x) Debt of any Person (other than the Company or one of its Material Subsidiaries) which the Company has guaranteed and (y) Debt of Persons (other than the Company or one of its Material Subsidiaries) the payment of which is secured by a Lien on property of the Company or such Subsidiary, such Debt shall be deemed to have not been paid when due or to have been declared to be due and payable only when the Company or such Subsidiary, as the case may be, shall have failed to pay when due any amount which it shall be obligated to pay with respect to such Debt; provided further, however, that any event or occurrence described in this subsection (d) shall not be an Event of Default if (A) such event or occurrence relates to the Debt of any Subsidiary of the Company located in China, India, the Commonwealth of Independent States or Turkey (collectively, the “Exempt Countries”), (B) such Debt is not guaranteed or supported in any legally enforceable manner by the Company or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such event or occurrence is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding such event or occurrence, the book value of the assets of such Subsidiary does not exceed $500,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries the Debt of which would cause an Event of Default to occur but for the effect of this proviso does not exceed $650,000,000; or

  (e) The Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any such Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any such Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); provided, however, that any event or occurrence described in this subsection (e) shall not be an Event of Default if (A) such event or occurrence relates to any Subsidiary of the Company located in an Exempt Country, (B) the Debt of such Subsidiary is not guaranteed or supported in any legally enforceable manner by the Company or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such event or occurrence is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding such event or occurrence, the book value of the assets of such Subsidiary does not exceed $500,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries with respect to which the happening of the events or occurrences described in this subsection (e) would cause an Event of Default to occur but for the effect of this proviso does not exceed $650,000,000; or

  (f) Any judgment or order for the payment of money in excess of $500,000,000 shall be rendered against the Company or any of its Material Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if (A) such judgment or order is rendered against any Subsidiary of the Company located in an Exempt Country, (B) the Debt of such Subsidiary is not guaranteed or supported in any legally enforceable manner by the Company or by any Subsidiary or Affiliate of the Company located outside the Exempt Countries, (C) such judgment or order is due to the direct or indirect action of any government entity or agency in any Exempt Country and (D) as of the last day of the calendar quarter immediately preceding the tenth consecutive day of the stay period referred to above, the book value of the assets of such Subsidiary does not exceed $500,000,000 and the aggregate book value of the assets of all Subsidiaries of the Company located in Exempt Countries the judgments and orders against which would cause an Event of Default to occur but for the effect of this proviso does not exceed $650,000,000; or

  (g) Any non-monetary judgment or order shall be rendered against the Company or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect, and enforcement proceedings shall have been commenced by any Person upon such judgment or order and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

  (h) Any license, consent, authorization or approval (including exchange control approvals) now or hereafter necessary to enable the Company to comply with its obligations herein or under any Notes shall be modified, revoked, withdrawn, withheld or suspended; or

  (i) (i) Any ERISA Event shall have occurred with respect to a Plan of the Company or any of its ERISA Affiliates and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Company and its ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Company and its ERISA Affiliates related to such ERISA Event) exceeds $500,000,000; or (ii) the Company or any of its ERISA Affiliates shall be in default, as defined in Section 4219(c)(5) of ERISA, with respect to any payment of Withdrawal Liability and the sum of the outstanding balance of such Withdrawal Liability and the outstanding balance of any other Withdrawal Liability that the Company or any of its ERISA Affiliates has incurred exceeds 6% of Net Tangible Assets of the Company and its Consolidated Subsidiaries; or (iii) the Company or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Company or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in endangered or critical status and as a result of such reorganization, insolvency, termination or determination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvency, being terminated or so determined have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such event occurs by an amount exceeding $500,000,000;

then, and in any such event, the Administrative Agent (A) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (B) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code of 1978, as amended, (x) the obligation of each Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

ARTICLE VII

[RESERVED]

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and except as set forth in Section 8.07, the Company shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to the Administrative Agent, any syndication agent or any documentation agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Duties of Administrative Agent; Exculpatory Provisions. (a) The Administrative Agent’s duties hereunder are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or Section 6.01) or (ii) in the absence of its own gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Administrative Agent describing such Default and such event or events.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

(e) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, to any Disqualified Institution.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Company), from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent, in its capacity as such, under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.

(b) The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. The Administrative Agent agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company. In the case of any investigation, litigation or proceeding giving rise to any indemnified costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

SECTION 8.06. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were an “Administrative Agent” under this Agreement) as if set forth in full herein with respect thereto.

SECTION 8.07. Resignation of Administrative Agent. (a) The Administrative Agent may at any time resign by giving thirty (30) days’ written notice to the Lenders and the Company. The Company may at any time after such notice of resignation, by notice to the Administrative Agent, propose a successor Administrative Agent (which shall meet the criteria described below) and request that the Lenders be notified thereof by the Administrative Agent with a view to their appointment of such successor Administrative Agent; the Administrative Agent agrees to forward any such notice to the Lenders promptly upon its receipt by the Administrative Agent. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States having a combined capital and surplus of at least $500,000,000. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and in consultation with the Company, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as an Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.08. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Note or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.09. Other Agents. Each Lender hereby acknowledges that none of the syndication agent or any documentation agent nor any other Lender designated as any “Agent” on the cover or the signature pages hereof (other than the Administrative Agent) has any liability hereunder other than in its capacity as a Lender, if applicable.

SECTION 8.10. Lender ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

  (b)  In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto.

SECTION 8.11. Recovery of Erroneous Payments . Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an obligation due and owing by the Company at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders affected thereby, do any of the following: (a) increase the

Commitments of such Lender, (b) reduce the principal of, or rate of interest on, the Advances or any other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any other amounts payable hereunder or extend the date of termination of such Lender’s Commitment, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder; or (e) amend this Section 9.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note; and provided further, that nothing contained in this Section 9.01 will require the Company or the Administrative Agent to seek the consent of any Lender in order to make any technical amendments to cure ambiguities or defects or make related modifications to any provision of a Loan Document.

SECTION 9.02. Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

  (i) if to the Company, to the Company’s address at 855 S. Mint St., Charlotte, NC 28202, Attention: Thilo Huber, Vice President and Treasurer, or to the Company’s electronic mail address at corporate.finance@honeywell.com;

  (ii) if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.02;

  (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

  (i) The Company agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Company acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

  (ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent resulting from the gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction, of an Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Company provides to the Administrative Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable, documented and invoiced costs and expenses of the Administrative Agent in connection with the administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all documented and invoiced due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (ii) the reasonable, documented and invoiced fees and expenses of counsel for the Administrative Agent with respect thereto. The Company further agrees to pay on demand all documented and invoiced costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Company agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable, documented and invoiced fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent any such claim, damage, loss, liability or expense has resulted from such Indemnified Party’s gross negligence or willful misconduct, as finally determined in a nonappealable judgment of a court of competent jurisdiction.

The Company also agrees not to assert any claim against any Indemnified Party on any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or for any damages arising from the use by unintended recipients of information or other materials distributed by it in connection with this Agreement through electronic telecommunications or other information transmission systems.

(c) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and the termination in whole of any Commitment hereunder.

SECTION 9.05. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Company, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Company shall have no right to assign its rights hereunder or any interest herein without the prior written consent of each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void).

SECTION 9.06. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.06(b), (ii) by way of participation in accordance with the provisions of Section 9.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

  (b) Assignments by Lenders. Any Lender may at any time, with notice to the Company prior to making any proposal to any potential assignee, assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

  (i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in Section 9.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and the Company (unless a Default has occurred and is continuing at the time of such assignment) otherwise consents (each such consent not to be unreasonably withheld or delayed).

  (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.

  (iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.06(b)(i)(B) and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 6.01(a) or 6.01(e) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender if notice of such assignment is given to the Company; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Person that is not a Lender or an Affiliate of such Lender.

  (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that any such Assignment and Assumption shall include a representation by the assignor that the assignee is not a Disqualified Institution. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

  (v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Disqualified Institution.

  (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

  (vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the

Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 9.04 and subject to its obligations under Section 8.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall maintain on the Register information regarding the designation and revocation of designation of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender (other than a Disqualified Institution), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates or any Disqualified Institution) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Company hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Company therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any other amounts payable hereunder, in each case to the extent subject to such participation and (vi) within 30 days of the effective date of such participation, such Lender shall provide notice of such participation to the Company.

Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.06, disclose to the assignee or Participant or proposed assignee or Participant, any information relating to the Company furnished to such Lender by or on behalf of the Company; provided that, prior to any such disclosure, the assignee or Participant or proposed assignee or Participant shall agree to preserve the confidentiality of any confidential information relating to the Company received by it from such Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Disqualified Institutions. (i) No assignment or participation shall be made or sold, as applicable, to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or selling Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date, the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignee or participation in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

  (ii) If any assignment or participation is made to any Disqualified Institution (x) without the Company’s prior written consent in violation of clause (i) above, or (y) if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Company owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement (including as a Participant) to one or more Eligible Assignees at the lesser of (i) the principal amount thereof and (ii) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest and all other amounts (other than principal amounts) payable to it hereunder; provided, however, that all expenses arising from, or in connection with, any termination or assignment hereunder shall be borne solely by (a) the assigning or selling Lender and the relevant Disqualified Institution with respect to any assignment or participation set forth in (x) above, or (b) the Company with respect to any assignment or participation set forth in (y) above.

  (iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan or reorganization or plan of liquidation pursuant to any debtor relief laws (a “Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c)

of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

  (iv) The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

SECTION 9.07. [Reserved].

SECTION 9.08. Confidentiality. Each of the Lenders and the Administrative Agent hereby agrees that it shall not disclose any financial reports and other information from time to time supplied to it by the Company hereunder to the extent that such information is not and does not become publicly available and which the Company indicates at the time is to be treated confidentially, provided, however, that nothing herein shall affect the disclosure of any such information (i) by the Administrative Agent to any Lender, (ii) to the extent required by law (including statute, rule, regulation or judicial process), (iii) to counsel for any Lender or the Administrative Agent or to their respective independent public accountants, (iv) to bank examiners and auditors and appropriate government examining authorities or self-regulatory bodies having or claiming oversight any Lender or its affiliates, (v) to the Administrative Agent or any other Lender, (vi) in connection with any litigation to which any Lender or the Administrative Agent is a party relating hereto or in connection with the exercise of any remedies hereunder, (vii) to actual or prospective assignees and Participants as contemplated by Section 9.06(e), (viii) to any Affiliate of the Administrative Agent or any Lender or to the Administrative Agent’s, Lender’s or Affiliate’s officers, directors, employees, agents and advisors, provided that, prior to any such disclosure, such Affiliate or such Affiliate’s officers, directors, employees, agents or advisors, as the case may be, shall agree to preserve the confidentiality of any confidential information relating to the Company received by it, (ix) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative, financial insurance or other transaction under which payments are to be made by reference to the Company and its obligations hereunder, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant (in each case, for the avoidance of doubt, other than any Disqualified Institution), in reliance on this clause (ix)) or (x) with the written consent of the Company; a determination by a Lender or the Administrative Agent as to the application of the circumstances described in the foregoing clauses (i)-(ix) being conclusive if made in good faith; and each of the Lenders and the Administrative Agent agrees that it will follow procedures which are intended to put any transferee of such confidential information on notice that such information is confidential.

SECTION 9.09. Mitigation of Yield Protection. Each Lender hereby agrees that, commencing as promptly as practicable after it becomes aware of the occurrence of any event giving rise to the operation of Section 2.11(a) or 2.14 with respect to such Lender, such Lender will give notice thereof through the Administrative Agent to the Company. The Company may at any time, by notice through the Administrative Agent to any Lender, request that such Lender change its Applicable Lending Office or that it specify a new Applicable Lending Office with respect to its Commitment and any Advance held by it or that it rebook any such Advance with a view to avoiding or mitigating the consequences of an occurrence such as described in the preceding sentence, and such Lender will use reasonable efforts to comply with such request unless, in the opinion of such Lender, such change or specification or rebooking is inadvisable or might have an adverse effect, economic or otherwise, upon it, including its reputation. In addition, each Lender agrees that, except for changes or specifications or rebookings required by law or effected pursuant to the preceding sentence, if the result of any change or change of specification of Applicable Lending Office or rebooking would, but for this sentence, be to impose additional costs or requirements upon the Company pursuant to Section 2.11(a) or Section 2.14 (which would not be imposed absent such change or change of specification or rebooking) by reason of legal or regulatory requirements in effect at the time thereof and of which such Lender is aware at such time, then such costs or requirements shall not be imposed upon the Company but shall be borne by such Lender. All expenses incurred by any Lender in changing an Applicable Lending Office or specifying another Applicable Lending Office of such Lender or rebooking any Advance in response to a request from the Company shall be paid by the Company. Nothing in this Section 9.09 (including, without limitation, any failure by a Lender to give any notice contemplated in the first sentence hereof) shall limit, reduce or postpone any obligations of the Company under Section 2.11(a) or Section 2.14, including any obligations payable in respect of any period prior to the date of any change or specification of a new Applicable Lending Office or any rebooking of any Advance.

SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.11. Execution in Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it (it being understood for the purposes of the Loan Documents DocuSign shall be acceptable if the signature so delivered conforms to the signature provided on the applicable incumbency certificate).

SECTION 9.12. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. The Company hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13. [Reserved].

SECTION 9.14. Final Agreement. This written agreement represents the full and final agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect thereto. There are no unwritten agreements between the parties.

SECTION 9.15. [Reserved].

SECTION 9.16. [Reserved].

SECTION 9.17. Patriot Act Notice. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act.

SECTION 9.18. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.18, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by debtor relief laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.19. No Fiduciary Duty. The Company acknowledges that the Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), each is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Lender Party act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person. The Company and each Lender Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. The Company also hereby acknowledges that no Lender Party has advised nor is advising the Company as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate. Each Lender Party may have economic interest that conflict with those of the Company, its stockholders and/or its Affiliates.

SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions . Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

  (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

  (b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.21. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any Note or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Thilo Huber

Name:	Thilo Huber
Title:	Vice President and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Angela Berry

Name:	Angela Berry
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as an Initial Lender

By:	/s/ Oscar D. Cortez

Name:	Oscar D. Cortez
Title:	Director

[Honeywell Fixed Rate Term Loan Agreement]

SCHEDULE I

COMMITMENTS

NAME OF INITIAL LENDER	COMMITMENT
Bank of America, N.A.	$1,000,000,000
Total:	$1,000,000,000

SCHEDULE 9.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Kesha Martinez

Office: 469-201-8836

Fax : 214-290-9416

M-F 7am - 4pm CST

1950 Stemmons Freeway

Dallas TX 75207 6th Floor

Email: kesha.martinez@bofa.com

PAYMENT INSTRUCTIONS:

USD

Bank of America

New York NY

ABA 026009593

Acct # 1366072250600

Acct Name: Wire Clearing Acct for Syn Loans, LIQ

Ref: Honeywell

Other Notices as Administrative Agent:

Bank of America, N.A., as Administrative Agent

900 W. Trade St., 6th Floor

NC1-026-06-03

Charlotte, NC 28255

Attention: Kyle Harding

Tel: 980-275-6132

Facsimile: 704-719-5215

Email: kyle.d.harding@bofa.com

EXHIBIT A - FORM OF

PROMISSORY NOTE

                Dated:     , 202

FOR VALUE RECEIVED, the undersigned, HONEYWELL INTERNATIONAL INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to           (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Fixed Rate Term Loan Credit Agreement dated as of August 12, 2024 among the Borrower, the Lender and certain other lenders parties thereto, and Bank of America, N.A., as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Advance are payable in lawful money of the United States of America to Bank of America, N.A., as Administrative Agent, at the Agent’s Office, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with the laws of the State of New York.

HONEYWELL INTERNATIONAL INC.

By
Name:
Title:

2

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

3

EXHIBIT B - FORM OF NOTICE OF

BORROWING

Bank of America, N.A., as Administrative Agent

for the Lenders parties

to the Credit Agreement

referred to below

900 W. Trade St., 6th Floor

NC1-026-06-03

Charlotte, NC 28255

Attention: Kyle Harding

Tel: 980-275-6132

Facsimile: 704-719-5215

Email: kyle.d.harding@bofa.com                    [Date]

Attention: Bank Loan Syndication

Ladies and Gentlemen:

The undersigned, Honeywell International Inc., refers to the Fixed Rate Term Loan Credit Agreement, dated as of August 12, 2024 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, and Bank of America, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

  (i) The Business Day of the Proposed Borrowing is          .

  (ii) The aggregate amount of the Proposed Borrowing is [$        ].

The undersigned hereby certifies that the conditions precedent to this Borrowing set forth in Section 3.03 of the Credit Agreement have been satisfied and the applicable statements contained therein are true on the date hereof, and will be true on the date of the Proposed Borrowing.

Very truly yours,

HONEYWELL INTERNATIONAL INC.

By
Name:
Title:

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]] [Assignee is not a Disqualified Institution]

3.	Borrower:	Honeywell International Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $1,000,000,000 Fixed Rate Term Loan Credit Agreement dated as of August 12, 2024 among Honeywell International Inc., the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Advances for all Lenders[7]	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/ Advances[8]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7. Trade Date:           ]9

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:        , 20   [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]12 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Title:

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.
[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]13

[HONEYWELL INTERNATIONAL INC.]

By:
Title:

[13]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.  Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender organized under the laws of a jurisdiction outside of the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.  Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D - FORM OF OPINION

OF THE GENERAL COUNSEL OR AN

ASSISTANT GENERAL COUNSEL OF THE COMPANY

    , 2024

To each of the Lenders parties

to the Credit Agreement

(as defined below),

and to Bank of America, N.A.,

as Administrative Agent for said Lenders

Honeywell International Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(e)(iv) of the Fixed Rate Term Loan Credit Agreement dated as of August 12, 2024, among Honeywell International Inc. (the “Company”), the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent for said Lenders (the “Credit Agreement”). Terms defined in the Credit Agreement are, unless otherwise defined herein, used herein as therein defined.

I have acted as counsel for the Company in connection with the preparation, execution and delivery of the Credit Agreement.

In that connection I have examined:

  (1) The Credit Agreement.

  (2) The documents furnished by the Company pursuant to Article III of the Credit Agreement, including the Certificate of Incorporation of the Company and all amendments thereto (the “Charter”) and the By-laws of the Company and all amendments thereto (the “By-laws”).

  (3) A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, attesting to the continued corporate existence and good standing of the Company in that State.

I have also examined the originals, or copies certified to my satisfaction, of such corporate records of the Company (including resolutions adopted by the board of directors of the Company), certificates of public officials and of officers of the Company, and agreements, instruments and documents, as I have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Company or its officers or of public officials.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding, and enforceable obligations of such parties.

My opinion expressed below is limited to the laws of New York, the Delaware General Corporation Law and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

  1. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified would not be reasonably likely to have a Material Adverse Effect and (c) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

  2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes of the Company, and the consummation of the transactions contemplated thereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Charter or the By-laws or (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or any material order, writ, judgment, decree, determination or award or (iii) conflict with or result in the breach of, or constitute a default under, any material indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or any similar document. The Credit Agreement has been duly executed and delivered on behalf of the Company.

2

  3. No authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority, administrative agency or regulatory body, or any third party is required for the due execution, delivery and performance by the Company of the Credit Agreement or the Notes of the Company, or for the consummation of the transactions contemplated thereby.

  4. The Credit Agreement is, and each Note of the Company when delivered under the Credit Agreement will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally or by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that I express no opinion as to (i) the subject matter jurisdiction of the District Courts of the United States of America to adjudicate any controversy relating to the Credit Agreement or the Notes of the Company or (ii) the effect of the law of any jurisdiction (other than the State of New York) wherein any Lender or Applicable Lending Office may be located or wherein enforcement of the Credit Agreement or the Notes of the Company may be sought which limits rates of interest which may be charged or collected by such Lender.

  5. The Company is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

In connection with the opinions expressed by me above in paragraph 4, I wish to point out that (i) provisions of the Credit Agreement that permit the Administrative Agent or any Lender to take action or make determinations may be subject to a requirement that such action be taken or such determinations be made on a reasonable basis and in good faith, (ii) that a party to whom an advance is owed may, under certain circumstances, be called upon to prove the outstanding amount of the Advances evidenced thereby and (iii) the rights of the Administrative Agent and the Lenders provided for in Section 9.04(b) of the Credit Agreement may be limited in certain circumstances.

I do not express any opinion on any matter not expressly addressed above. The opinions set forth herein are delivered based solely upon the examinations, assumptions and other matters described herein as of the date hereof, and I undertake no obligation to modify or supplement this opinion letter or otherwise to communicate with you with respect to changes in law or matters which occur or come to my attention after the date hereof.

This opinion letter is given for the sole and exclusive benefit of the addressees hereof and may not be relied upon by or delivered or disclosed to any other person, except that any person that becomes a Lender in accordance with the provisions of the Credit Agreement after the date hereof may rely on these opinions as if this opinion letter were addressed and delivered to such Lender on the date hereof. In addition, this opinion letter relates only to the matters, the opinions and the transaction specifically referred to or provided herein, and no other opinions should be implied therefrom. Notwithstanding the foregoing, you may show this opinion to any

3

Governmental Authority pursuant to requirements of applicable law or regulations; however, we assume no obligation to advise you or any such Governmental Authority, or to make any investigations, as to any legal developments or actual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

4